Exhibit 99.1

Thermal Assets
(Combined Financial Statements of Certain Wholly Owned Subsidiaries of GDF SUEZ Energy North America, Inc., See Note 1)

Combined Financial Statements and Independent Auditors’ Report as of and for the Year ended December 31, 2016

Deloitte & Touche LLP Suite 4500 1111 Bagby Street Houston, TX 77002-2591 USA Tel: +1 713 982 2000 Fax: +1 713 982 2001 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Executive Leadership Committee of
GDF SUEZ Energy North America, Inc. and subsidiaries:

We have audited the accompanying combined financial statements of the Thermal Assets, as defined in Note 1, (the “Company”), which comprise the combined balance sheet as of December 31, 2016, and the related combined statements of loss and comprehensive loss, parent’s equity, and cash flows for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 2, the combined financial statements have been derived from the consolidated financial statements and accounting records of GDF SUEZ Energy North America, Inc. The combined financial statements also include expense allocations for certain corporate functions historically provided by GDF SUEZ Energy North America, Inc. These allocations may not be reflective of the actual expense which would have been incurred had the Thermal Assets operated as a separate entity apart from GDF SUEZ Energy North America, Inc. Our opinion is not modified with respect to this matter.

As discussed in Note 14 to the combined financial statements, on February 24, 2016, International Power S.A. signed a Stock Purchase Agreement with Atlas Power Finance, LLC to sell GDF SUEZ Energy North America, Inc. and certain subsidiaries which includes 100% of the Company, and on February 7, 2017, the Company was sold to Atlas Power Finance, LLC. Our opinion is not modified with respect to this matter.

May 30, 2017

THERMAL ASSETS

COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2016
(In thousands)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$168
Trade and other receivables	1,731
Receivables from affiliates	30,063
Inventory	89,614
Assets from risk management activities	10,318
Prepaid expenses	150,527

Total current assets	282,421

NONCURRENT ASSETS:
Property, plant, and equipment	4,476,205
Accumulated depreciation	(1,434,354)

Property, plant, and equipment—net	3,041,851

Intangible assets—net	13,581
Assets from risk management activities	988
Equity method investments	158,961

Total noncurrent assets	3,215,381

TOTAL	$3,497,802

(Continuted)

THERMAL ASSETS

COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2016
(In thousands)

LIABILITIES AND PARENT’S EQUITY

CURRENT LIABILITIES:
Trade and other payables	$11,790
Payables to affiliates	15,455
Legal contingency	81,800
Other current liabilities	28,656
Liabilities from risk management activities	25,856
Current portion of long-term debt payable to affiliates	168,985

Total current liabilities	332,542

NONCURRENT LIABILITIES:
Long-term debt payable to affiliates	1,089,263
Liabilities from risk management activities	724
Asset retirement obligations	21,578
Accrued pension benefit	607
Deferred tax liabilities	317,685
Other noncurrent liabilities	90

Total noncurrent liabilities	1,429,947

COMMITMENTS AND CONTINGENCIES (Note 10)

PARENT’S EQUITY:
Parent’s equity in division	1,734,424
Accumulated other comprehensive income	889

Total parent’s equity	1,735,313

TOTAL	$3,497,802

See notes to combined financial statements.

THERMAL ASSETS

COMBINED STATEMENT OF LOSS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2016

(In thousands)

2016

REVENUES—Electricity and thermal sales	$969,931

COSTS AND EXPENSES:
Fuel purchases and other costs of operations	523,662
Personnel costs	52,065
Depreciation and amortization expense	228,450
Other operating expenses—net	125,335
Impairments of property, plant, and equipment	6,295
Loss on disposal of assets	34,894

Total operating costs and expenses	970,701

Loss on mark-to-market on commodity contracts	91,217

OPERATING LOSS	(91,987)

OTHER INCOME (EXPENSE):
Share in net income of equity method investments	25,540
Interest expense	(32,820)

Total other expense	(7,280)

LOSS BEFORE INCOME TAXES	(99,267)

INCOME TAX BENEFIT	27,179

NET LOSS	$(72,088)

OTHER COMPREHENSIVE LOSS:
Actuarial loss	$(4)
Deferred income tax	(2)

OTHER COMPREHENSIVE LOSS	(6)

TOTAL COMPREHENSIVE LOSS	$(72,094)

See notes to combined financial statements.

THERMAL ASSETS

COMBINED STATEMENT OF PARENT’S EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2016

(In thousands)

	Parent’s	Accumulated Other	Total
	Equity in	Comprehensive	Parent’s
	Division	Income	Equity

PARENT’S EQUITY— January 1, 2016	$1,785,127	$895	$1,786,022

Other comprehensive loss	—	(6)	(6)
Net loss	(72,088)	—	(72,088)

Total comprehensive loss	(72,088)	(6)	(72,094)

Net contribution from parent	21,385	—	21,385

PARENT’S EQUITY—December 31, 2016	$1,734,424	$889	$1,735,313

See notes to combined financial statements.

THERMAL ASSETS

COMBINED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2016

(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(72,088)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Share in net income of equity method investments	(25,540)
Dividends received from equity method investments	26,600
Depreciation and amortization expense	228,450
Loss on disposal of assets	36,006
Loss on mark-to-market on commodity contracts	91,217
Impairment of property, plant, and equipment	6,295
Accrued pension and other post-retirement costs	448
Other items with non-cash impacts	(2,100)
Deferred income taxes	(30,891)
Accretion expense	1,281
Legal contingency	16,800
Changes in non-current liabilities	(451)
Change in working capital:
Trade and other receivables	4,204
Receivables from affiliates	15,576
Inventory	21,352
Assets/liabilities from risk management activities	135
Prepaid expenses	5,556
Trade and other payables	(2,364)
Payables to affiliates	(1,469)
Accrued interest	(13,988)
Other current liabilities	(27,817)

Net cash provided by operating activities	277,212

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(191,162)
Proceeds from disposals of property, plant, and equipment	1,112

Net cash used in investing activities	(190,050)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net distribution to parent	21,385
Repayment of borrowings and debt	(108,426)

Net cash used in financing activities	(87,041)

NET INCREASE IN CASH AND CASH EQUIVALENTS	121

CASH AND CASH EQUIVALENTS—Beginning of year	47

CASH AND CASH EQUIVALENTS—End of year	$168

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$4,697
Non-cash transfers from parent	2,607

See notes to combined financial statements.

THERMAL ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2016

1.                      DESCRIPTION OF BUSINESS

These combined financial statements include the following legal entities (ANP Bellingham Energy Company, LLC, ANP Blackstone Energy Company, LLC, ANP ERCOT Acquisition, LLC, ANP Fuel Services, Inc., ANP Funding I, LLC, Armstrong Power, LLC, Calumet Energy Team, LLC, Coleto Creek Power, LP, Coleto LP, LLC, Coleto GP, LLC, Ennis Power Company, LLC, Hays Energy, LLC, Hopewell Cogeneration, LLC, Hopewell Cogeneration Limited Partnership, IPA APT Generation, LLC, IPA Central, LLC, IPA Operations, Inc., Midlothian Energy, LLC, Milford Power, LLC, NEPCO Services Company, Northeastern Power Company, Pleasants Energy, LLC, Prince George Energy Company, LLC, T-Fuels, LLC, Tractebel Associates Northeast LP, Inc., Tractebel Northeast Generation GP, Inc., Troy Energy, LLC, Wharton County Generation, LLC, Wise County Power Company, LLC, Wise-Fuels Pipeline, Inc.) (collectively, “Thermal Assets” or the “Company”) who collectively own certain power-generating facilities as shown in the table below. The Company is engaged in owning and operating retail, industrial, and non-utility wholesale power-generating facilities. The Company is owned by GDF SUEZ Energy North America, Inc. (GSENA or the “Parent”). GSENA is a wholly owned subsidiary of International Power, S.A. (IP), a Belgian company. IP is a wholly owned subsidiary of ENGIE S.A., formerly GDF SUEZ S.A., (ENGIE), a French-domiciled company. As ENGIE owns 100% of IP, it is considered GSENA’s ultimate parent (the “Ultimate Controlling Party”).

Power-generating facilities included in the Thermal Assets are listed below and are 100% owned, with the exception of the Northeast Energy Associates and North Jersey Energy Associates assets, which are 50% owned.

Power-Generating Facilities	Type	Primary Fuel	Location

ANP Bellingham Energy Company	CCGT	Gas	Bellingham, MA
ANP Blackstone Energy Company	CCGT	Gas	Blackstone, MA
Armstrong Power	GT	Gas/Oil	Shelocta, PA
Northeast Energy Associates—Bellingham	CCGT	Gas/Oil	Bellingham, MA
Calumet Energy Team	GT	Gas	Cook, IL
Coleto Creek Power	CT/Steam	Coal	Fannin, TX
Ennis Power Company	CCGT	Gas	Ennis, TX
Hays Energy	CCGT	Gas	San Marcos, TX
Hopewell Cogeneration	CCGT	Gas/Oil	Hopewell, VA
Midlothian Energy	CCGT	Gas	Midlothian, TX
Milford Power	CCGT	Gas	Milford, MA
Northeastern Power Company (NEPCO)	CT/Steam	Waste Coal	McAdoo, PA
Pleasants Energy	GT	Gas/Oil	Saint Mary’s, WV
North Jersey Energy Associates—Sayreville	CCGT	Gas	Sayreville, NJ
Troy Energy	GT	Gas/Oil	Luckey, OH
Wharton County Generation	GT	Gas	Wharton , TX
Wise County Power Company	CCGT	Gas	Poolville, TX

Combined Cycle Gas Turbine (CCGT)
Combustion Turbine (CT)
Gas Turbine (GT)

GSENA performs management and administrative activities that support the Thermal Assets and all other GSENA entities. These activities include executive oversight, accounting, treasury, tax, legal, procurement, and information technology. These activities are referred to as “GSENA Corporate”. GSENA will be included in the sale described below, which is not included in the definition of the business for these combined financial statements.

GSENA owns GDF SUEZ Energy Generation North America (GSEGNA). GSEGNA performs support activities for the Thermal Assets and other generation asset entities.

GSENA owns GDF SUEZ Energy Marketing North America (GSEMNA). GSEMNA engages in risk management and brokering activities that support the Thermal Assets and all other business units within GSENA. Activities within GSEMNA that support the Thermal Assets are (i) Gas Storage, which is all related to Thermal Assets, (ii) Local Portfolio Management (LPM), which only supports GSEGNA activities, including Thermal Assets, and (iii) all other activities which support the entirety of GSENA, including Thermal Assets.

For the combined financial statements, GSENA, GSEGNA, and GSEMNA are considered related parties of the Thermal Assets.

On February 24, 2016, International Power, S.A. signed a Stock Purchase Agreement with Atlas Power Finance, LLC to sell GSENA and certain subsidiaries. On February 7, 2017, the entities were sold to Atlas Power Finance, LLC for a total Base Purchase Price of $3.3 billion.

Amounts recorded as “Legal Contingency” on the Thermal Assets Combined Balance Sheet are treated as Excluded Legal Proceedings as defined in Article I of the Stock Purchase Agreement referenced above. The terms of the Stock Purchase Agreement provide that International Power, S.A. will indemnify Atlas Power Finance, LLC from and against any losses based upon or resulting from the Excluded Legal Proceedings, up to the amount of the Base Purchase Price.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.            Basis of Presentation and Principles of Combination—The combined financial statements include the accounts of the Thermal Assets, which are entities under common control and management. All intercompany transactions and accounts between the Thermal Assets have been eliminated. All affiliate transactions between the Thermal Assets and GSENA and its subsidiaries, have been included in these combined financial statements as related party transactions.

The combined financial statements include certain assets and liabilities that have historically been held at the GSENA level but are specifically identifiable or otherwise attributable to the Company. The Company prepared its combined financial statements using the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company’s combined financial statements have been prepared under the historical cost convention, except for certain derivative instruments, share-based compensation, and fixed assets that have been impaired (see Note 4), which are measured at fair value.

Recent Accounting Pronouncements:

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), which revised accounting guidance for revenue recognition from contracts with customers. This ASU was further updated through the issuance of ASU 2015-14 in August 2015, ASU 2016-08 in March 2016, ASU 2016-10 in April 2016, ASU 2016-12 in May 2016, and ASU 2016-20 in December 2016. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in ASU 2014-09 also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The amendments in ASU 2015-14 develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards by removing inconsistencies and weaknesses in revenue requirements, providing a more robust framework for addressing revenue issues, improving comparability of revenue recognition practices, providing more useful information to users of financial statements, and simplifying the preparation of financial statements. The amendments in ASU 2016-08 are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The amendments in ASU 2016-10 amend certain aspects of ASU 2014-09. The amendments in ASU 2016-12 amended the revenue recognition guidance regarding collectability, noncash consideration, presentation of sales tax and transition. The amendments in ASU 2016-20 amend certain aspects of ASU 2014-09. For the Company, the guidance included within these ASU’s is effective for annual periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is currently evaluating the requirements. The ultimate impact of the new standard has not yet been determined.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update requires the recognition of lease assets and lease liabilities by lessees for leases classified as operating leases under previous U.S. GAAP. For the Company, this guidance is effective for interim and annual periods beginning after December 15, 2019. The Company is currently evaluating the requirements. The ultimate impact of the new standard has not yet been determined.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). This update reduces the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. For the Company, this guidance is effective for interim and annual periods beginning after December 15, 2018. The Company is currently evaluating the requirements. The ultimate impact of the new standard has not yet been determined.

In January, 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments affect all companies and other reporting organizations that must determine whether they have acquired or sold a business. The amendments are intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments provide a more robust framework to use in determining when a set of assets and activities is a business. The new standard is effective for the Company beginning on December 15, 2018. The Company is currently evaluating the requirements. The ultimate impact of the new standard has not yet been determined.

Other recently issued accounting pronouncements will not have a material impact on the Company’s combined financial statements.

B.            Use of Estimates—The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues, and expenses, as well as disclosures of contingent assets and liabilities. Significant estimates and judgments affecting the combined financial statements are reviewed on a recurring basis, and we record the effect of any necessary adjustments. Uncertainties with respect to such estimates and judgments are inherent in the preparation of combined financial statements. Estimates and judgments are used in, among other things, (i) developing fair value assumptions to determine the fair value of financial instruments, including derivatives, that are not actively listed on a market, (ii) estimating the useful lives of our assets and asset retirement obligations (AROs), (iii) assessing future tax exposure and the realization of deferred tax assets, (iv) determining amounts to accrue for contingencies, which include expenditure timing, the discount rate applied to future cash flows, and the actual level of expenditure, and (v) valuing the pension assets and liabilities using models with actuarial assumptions. Delineated within the notes to the combined financial statements are areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the combined financial statements. Actual results could differ from the estimates. Management believes the estimates and assumptions used are reasonable.

B.1 Allocation of Corporate Expenses—The combined statement of loss and comprehensive loss also includes expense allocations for certain corporate functions performed by GSENA and its subsidiaries which have not been historically allocated to the Thermal Assets, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement, and information technology. These expenses were systematically allocated to the Thermal Assets based on the percentage of revenues of the Thermal Assets entities to total GSENA revenues and in certain cases based on headcount. Expenses allocated to the Thermal Assets were $58.0 million for the year ended December 31, 2016, and are included in other operating expenses—net in the combined statement of loss and comprehensive loss. These amounts are included in net contribution from parent in the combined statement of parent’s equity. Also included in this line are other non-cash adjustments primarily for interest expense, income taxes, and the legal contingency. Intercompany transactions between Thermal Assets and GSENA have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as Parent’s equity. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating balances are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had the Thermal Assets been a stand-alone company during the period presented. Actual costs that would have been incurred if the Thermal Assets had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

C.            Cash and Cash Equivalents—Cash and cash equivalents comprise cash on hand, deposits held on call with banks, and other short-term and highly liquid investments with original maturities of three months or less. Bank overdrafts are included in trade and other payables in the combined balance sheet.

D.            Cash Pool Arrangement—GSENA addresses cash flow needs by participating in a cash pool arrangement. The terms of the cash pool arrangement are determined by ENGIE. The cash pool provides for the subsidiaries of GSENA with excess funds to temporarily loan funds into the cash pool so that subsidiaries in need of funds can temporarily borrow from the pool. The Thermal Assets utilized this arrangement. In 2016, interest was earned at the London Interbank Offered Rate (LIBOR) minus 8 basis points (bps) if the subsidiary is a net lender to cash pool. Interest was paid at LIBOR plus 41 bps if the subsidiary is a net borrower from the pool. On a combined basis, the Thermal Assets borrowed $162.6 million at December 31, 2016, which is included in the current portion of long-term debt. Interest expense related to the cash pool arrangement was $3.8 million for the year ended December 31, 2016. The outstanding cash pool balance was repaid using funding from a capital injection from GSENA before the close of the sale described in Note 1.

E.            Inventory—Inventories are measured at the lower of cost or net realizable value. Natural gas and other fuel inventories are determined using the first-in, first-out method or weighted-average cost method.

Since emission rights are consumed in the production process, they are classified as inventory. Emission rights granted free of charge are recorded in the combined balance sheet at a zero value, and emission rights purchased are recognized at acquisition cost.

Major classes of inventory at December 31, 2016 were as follows (in thousands):

2016

Natural gas	$25,868
Oil	27,034
Coal	19,302
Spare parts—current	17,209
Greenhouse gas—emission rights	201

Total inventory	$89,614

F.             Derivatives and Risk Management—The Company’s overall risk management program focuses on the unpredictability of commodity and financial markets and seeks to minimize potential adverse effects on the Company’s financial performance. The Company uses derivative instruments to hedge certain risk exposures, such as commodity prices. Derivatives are recognized and measured in accordance with Accounting Standards Codification (ASC) 815, Derivatives and Hedging (ASC 815). (See Note 6)

F.1 Definition and Scope of Derivative Instruments—Derivative instruments include swaps, options, futures and swaptions, as well as forward commitments to purchase or sell listed and unlisted securities, and firm commitments or options to purchase or sell nonfinancial assets that involve physical delivery of the underlying commodity. Electricity and natural gas purchase and sale contracts are analyzed systematically to determine whether they represent purchases and sales arising in the normal course of business, whereby they may not fall within the scope of ASC 815.

There are three different ways to account for these types of contracts: (i) as an accrual contract, if the criteria for the “normal purchase, normal sale” (NPNS) exception are met and documented; (ii) as a cash flow or fair value hedge, if the criteria are met and documented; or (iii) as a mark-to-market contract with changes in fair value recognized in current period earnings. All derivative commodity contracts that do not qualify for the NPNS exception are recorded at fair value in risk management assets and liabilities on the combined financial statements with the associated changes in fair value recorded currently in earnings.

F.2 Contracts Qualifying for the NPNS Exception—Contracts that are held for the purpose of the receipt or delivery of a non-financial item in accordance with the Company’s expected purchase, sale or usage requirements qualify for the NPNS scope exception. The contracts must physically settle, have contract terms in line with the entity’s requirements or business needs and an assessment and conclusion must be documented. Income recognition and realization related to NPNS contracts generally coincide with the physical delivery of the commodity. For contracts qualifying for the NPNS exception, no recognition of the contract’s fair value in the combined financial statements is required as long as it remains probable that the contract will not settle net and will result in physical delivery.

F.3 Derivative Instruments Not Qualifying for NPNS exception or Hedge Accounting—These items mainly concern derivative instruments used in economic hedges that have not been, or are no longer, documented as hedging relationships for accounting purposes. For these instruments, changes in fair value are recognized directly in earnings, under mark-to-market on commodity contracts in the combined statement of income for derivative instruments with nonfinancial assets as the underlying.

F.4. Balance Sheet Offsetting—The Company offsets recognized derivative assets and liabilities as permitted when the ability and intent to settle such assets and liabilities on a net basis exists. Netting occurs on an entity and counterparty basis.

G.           Fair Value Instruments—Fair Value of Financial Instruments and Derivatives—Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Company utilizes the market approach and income approach to measure the fair value of commodity derivative instruments. Inputs include quoted prices and forecasted market prices. For liabilities measured at fair value, the Company considers the existence of inseparable third-party credit enhancements in the fair value measurement of the liability. As of December 31, 2016 the Company had no inseparable third-party credit enhancements.

The Company classifies the fair value measurements in its combined financial statements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The hierarchy splits measurements into three levels. Level 1 includes only those fair value measurements that are taken directly from unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 includes inputs other than quoted prices included in Level 1 that are observable either directly or indirectly. Finally, Level 3 inputs are those that are not based on observable market data. Periodically throughout the year, the Company reviews the availability of third party quotes and other market data for each of the price curves used in forward contract valuation.

Assets and liabilities reflect the total fair value for all maturities of individual financial instruments and derivatives, and are calculated based on the fair value of each contract.

H.           Property, Plant, and Equipment—Property, plant, and equipment is recorded at historical cost and includes all expenditures necessary to prepare an asset for operation, including qualifying interest incurred during the construction period.

Depreciation is computed using straight-line methods over the following estimated useful lives of the assets:

	Main Depreciation
	Period (Years)
	Minimum	Maximum
Plant and equipment:
Generating plants and equipment:
General component (engineering, steam turbines and boiler, gas turbines, etc.)	15	50
Turbine and rotor blades	4	30
IT equipment	3	5
Transportation	2	10
Foundation and structures	20	40
Other property, plant, and equipment	2	30

Gains and losses on sales of individual assets or asset groups are reflected in loss on disposal of assets in the combined statement of loss and comprehensive loss.

The Company has entered into various long-term service agreements (LTSA) and long-term warranty agreements (LTWA) whereby it pays a periodic fee for routine maintenance, major maintenance, and replacement of specific parts covered under the various agreements. The Company has elected to account for these costs under the deferral method and recognize property, plant, and equipment once the service is provided. The fees paid under these agreements that relate to parts and major maintenance are recorded as a prepaid expense and included in prepaid expenses in the combined balance sheet until the maintenance is performed, at which time they are reclassified to property, plant and equipment or operating and maintenance expense, as appropriate. Prepaid expenses related to major maintenance were $148.6 million as of December 31, 2016. If major maintenance services are performed for an amount above the prepaid balance, a liability is recorded for that payable due and is included in trade and other payables in the combined balance sheet. Payables related to major maintenance were $75 thousand as of December 31, 2016. The changes in balances of the prepaid expenses and payables related to major maintenance are included in investing activities on the combined statement of cash flows. Costs related to routine maintenance are expensed when incurred.

I.                Intangibles—The Company carries intangible assets at cost, less any accumulated amortization and any accumulated impairment losses. Costs incurred to renew or extend the terms of an intangible asset are accounted for as an intangible asset. The majority of the Company’s intangible assets are water rights and have an indefinite life, as there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows. The carrying amount of water rights is $13.6 million for all periods presented and there have been no historical impairments. Amortization expense related to a fuel reserve assessment for the year ended December 31, 2016 was $0.1 million.

J.              Impairment of Property, Plant, and Equipment, and Intangible Assets—The carrying value of property, plant and equipment, and intangible assets is assessed to determine if an impairment is indicated when events or changes in the market environment or on internal sources of information indicate that the carrying value of such assets may not be recoverable. Items of property, plant, and equipment, and intangibles are tested for impairment at the asset group level.

If any such indication of impairment exists, the Company makes an estimate of its recoverable amount. An asset’s recoverable amount is the higher of its fair value, less costs to sell, or its value-in-use. Value-in-use is primarily determined based on the present value of future operating cash flows and a terminal value. Standard assumptions are used, including:

•                  Discount rates based on the specific characteristics of the operating entities concerned; and

•                  The terminal values in line with the available market data specific to the operating segments concerned and growth rates associated with these terminal values, not to exceed the inflation rate.

Discount rates are determined on a post-tax basis and applied to post-tax cash flows. The recoverable amounts calculated on the basis of these discount rates are the same as the amounts obtained by applying the pre-tax discount rates to cash flows estimated on a pre-tax basis.

Upon recognition of an impairment loss, the depreciable amount, and possibly the useful life of the property, plant, and equipment item, is revised. Impairment losses are recorded in the impairment of property, plant, and equipment line in the combined statement of loss and comprehensive loss (see Note 4).

K.           Other Current Liabilities—Other current liabilities are comprised of accruals for property taxes and personnel costs that are payable in less than one year.

L.            Revenue Recognition—Revenues from the sale of electricity and thermal power are recorded based upon output delivered at rates specified in rate orders or market-based prices determined by the relevant power exchange. Income received for site use fees and licensing of the Coleto Creek plant and proceeds received for property claim and business interruption insurance are recorded in Other Operating Expenses—net.

M.         Income Taxes—The Company is included in the consolidated tax return of GSENA. For the preparation of these combined financial statements, the Company has used the separate-return method. In doing so, the Company uses the asset and liability method to account for its deferred income taxes. Deferred income taxes are provided for temporary differences between the tax basis of assets and liabilities and their basis for financial statement purposes by applying the statutory rates in effect at the consolidated balance sheet date. Income tax penalties and interest assessments are accrued as tax expense in the period that the Company records a liability related to uncertain tax positions.

N.            Asset Retirement Obligations—The Company records an ARO as a liability, in accordance with ASC 410, Asset Retirement and Environmental Obligations, in the period in which it incurs a legal obligation for the retirement of tangible long-lived assets, coupled with a corresponding asset that is depreciated over the life of the asset. After the initial measurement of the ARO, the liability will be adjusted during each reporting period to reflect changes in the estimated future cash flows underlying the obligation (see Note 9).

O.           Postemployment Benefit Obligations and Other Long-Term Employee Benefits—The Thermal Assets do not have postemployment plans. Plans are held at GSENA, and liabilities and expenses relating to the Company employees have been allocated to the Company. The cost of defined contribution plans is expensed based on the amount of contributions payable in the period. Obligations concerning defined benefit plans are assessed on an actuarial basis using the projected unit credit method. Actuarial gains and losses resulting from changes in actuarial assumptions and experience adjustments are recognized directly in equity and are shown in the combined statement of loss and comprehensive loss.

P.             Share-Based Payments—Share-based payments made in consideration for services provided are recognized as personnel costs. These services are measured at the fair value of the instruments awarded. Share-based payment plans include share appreciation rights, bonus share plan, and employee share purchase plans. Share appreciation rights and employee share purchase plans are cash-settled instruments, and the bonus share plan is an equity-settled instrument. The Company does not have its own share-based compensation plan, but participates in the plans of ENGIE. Amounts relating to the Company employees were allocated based on headcount to fairly present the expenses of the Company employees.

Q.           Other Operating Expenses—Proceeds received for property claim and business interruption insurance are recorded in Other operating expenses-net.

3.                      INCOME TAXES

The income tax provision for the year ended December 31, 2016 consists of the following (in thousands):

Income Tax Benefit Items	2016

Current:
Federal	$—
State	(3,712)

(3,712)

Deferred:
Federal	29,517
State	1,374

30,891

Total tax benefit	$27,179

The effective tax rate for the year ended December 31, 2016 differs from the federal statutory rate of 35% due primarily to non-deductible penalties allocated from GSEMNA, a reserve release related to a Massachusetts audit, tax impacts on prior year true ups, and from the incremental impact of state and local income taxes related to current period earnings.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences that give rise to the deferred tax liabilities as of December 31, 2016 are largely the result of the tax effect of differences in book and tax carrying values with respect to property, plant and equipment. The temporary differences that give rise to the deferred tax assets as of December 31, 2016 are largely the result of net operating loss carryovers, derivatives and the tax effect of accruals not yet deductible for tax.

The Thermal Assets have significant net operating loss carryforwards in the federal and state jurisdictions. For purposes of these combined financial statements, the carryforwards and related deferred tax assets have been determined using the separate return method. Actual net operating losses remaining, as well as expiration dates, could differ from the amounts reported in these combined financial statements due to the income and losses of the Thermal Assets being offset by income and losses of other entities within the GSENA consolidated filing group.

As of December 31, 2016, the Company carries a deferred tax asset, related to net operating loss carryforwards, of approximately $188.2 million and $7.3 million for federal and state, respectively. These carryforwards begin to expire in 2024.

In Massachusetts an audit of Tractebel Associates Northeast LP and Tractebel Generation Northeast GP was closed in October 2016 and the related reserve of $0.9 million was released. The Thermal Assets have no unrecognized tax benefits as of December 31, 2016.

NEPCO recorded valuation allowances (net) of $0.1 million for 2016 for a cumulative reserve of $2.0 million, related to Pennsylvania net operating losses. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, the carry forward periods available to us for tax reporting purposes, and other relevant factors.

The Thermal Assets are subject to taxation in the United States and various state jurisdictions. As of December 31, 2016, the Thermal Assets tax year of 2016 is subject to examination by the tax authorities.

4.                      PROPERTY, PLANT, AND EQUIPMENT

Movements in property, plant, and equipment at December 31, 2016 are as follows (in thousands):

Land	$28,666
Plant and equipment	4,369,956
Spare parts	44,950
Construction in progress	32,633

Property, plant, and equipment	4,476,205

Accumulated depreciation	(1,434,354)

Property, plant, and equipment—net	$3,041,851

In 2016, the Company recorded impairment expense of $6.5 million related to gas turbine parts owned by Calumet Energy Team, LLC.

Total interest costs incurred for the year ended December 31, 2016 was $26.8 million. There was no interest capitalized on construction-in-progress expenditures for the year ended December 31, 2016.

Depreciation expense for the year ended December 31, 2016 was $228.5 million.

The Company also transferred $5.9 million from prepaid expenses to property, plant, and equipment related to maintenance performed under LTSAs in 2016.

4.2 Capital Commitments—In the ordinary course of operations, the Company enters into commitments related to the purchase or construction of property, plant, and equipment. The Company’s projected committed capital expenditures for maintenance performed under LTSAs and LTWAs extends through 2045 and is $0.8 billion.

5.                      EQUITY METHOD INVESTMENTS

The Company has one investment in a joint venture, Northeast Energy LP (NELP). The Company owns 50% of the equity interest, voting rights, and legal ownership interest of NELP and accounts for its interest using the equity method. NELP wholly owns the Northeast Energy Associates and North Jersey Energy Associates, LP.

Key Figures of NELP—As of December 31, 2016 the key figures of NELP presented on a 100% basis, are as follows (in thousands):

Revenue	$111,860
Cost of sales	22,248
Operating income	49,935
Net income	48,135

Total non-current assets	$414,744
Total current assets	78,506
Total non-current liabilities	35,966
Total current liabilities	14,953
Total equity	442,330
% of economic interest	50%

The Company’s share of the underlying equity of NELP is not equal to its ownership percentage in NELP due to a disproportionate distribution of earnings compared to the underlying equity interests.

6.                      RISK MANAGEMENT ACTIVITIES

6.1 Risk Management Activities—The Company utilizes a variety of financial and physical instruments to mitigate its exposures to market risk created by the Company’s physical generation and financing activities. Those market risks include exposures to energy and energy-related commodity prices. Risk management activities are broadly defined by two major categories—financial and commodity.

Financial Risk Management Derivatives—ENGIE entered into warrant agreements under which it will receive cash to settle its liability incurred via stock appreciation rights issued to employees. The Company has been allocated a portion of the liability and associated warrant agreements based on headcount. The fair value of the warrants for the Company as of December 31, 2016 was $0.2 million, which was included in risk management assets on the combined balance sheet as of this date. The Company recognized the warrants’ change in value in personnel costs. The counterparty to those warrants is an investment-grade entity, and those warrants will continue to settle in 2017.

Commodity Risk Management Derivatives—The Company manages commodity price risk arising from changes in fuel costs and future electricity prices related to its power-generating facilities.

The Company uses commodity swap and option contracts, forward physicals, and futures to manage its price risk exposure related to natural gas and coal purchases for its power plants. Under the swaps and futures, the Company pays a fixed price and receives a floating price, which effectively fixes the price it will pay for the natural gas.

The Company enters into commodity swap and option contracts and forward physicals to mitigate its exposure to the effect of changes in future electricity prices on its power plants’ sales. Under the swaps, the Company pays a variable price and receives a fixed price, which effectively fixes the price to be received for the electricity.

Other Commodity Contracts—The Company’s physical electricity capacity sales contracts and certain gas and power contracts qualify for the election of the NPNS scope exception. Under the NPNS exception, the fair value of these contracts is not recognized in the combined balance sheet.

The Company’s financial and commodity derivative results as of December 31, 2016 are as follows (in thousands):

	Income	Expenses	Net

Commodity derivative loss:
Unrealized change in undesignated hedges	$—	$91,217	$91,217

Mark to market on commodity contracts	$—	$91,217	$91,217

Total derivative expense	$—	$91,217	$91,217

A summary of the Company’s outstanding commodity derivative volumes is shown below as of December 31, 2016. The volumes disclosed represent the notional volumes of commodity contracts excluding NPNS (in thousands):

Electricity (MWh)	(6,045)
Natural Gas (MMBtu)	8,683

Balance Sheet Treatment—The Company accounts for its derivatives at fair value on the combined balance sheet. A summary of the Company’s derivative current and noncurrent assets and liabilities as of December 31, 2016 is as follows (in thousands):

	2016
	Asset	Liability	Total

Derivatives at fair value through income:
Derivative instruments (including commodity derivatives)—gross undesignated hedges	$26,968	$42,399	$(15,431)
Undesignated Hedges Netting	(15,819)	(15,819)	—
Derivative instruments—warrants	157	—	157

Total derivatives at fair value through income	11,306	26,580	(15,274)

Total derivatives	$11,306	$26,580	$(15,274)

Current asset (liability)	$10,318	$25,856	$(15,538)
Noncurrent asset (liability)	988	724	264

Total derivatives	$11,306	$26,580	$(15,274)

Accounting for the Settlement of Risk Management Derivatives—When the Company realizes its mark-to-market assets and liabilities related to its risk management activities, it records that settled result in operating earnings. The Company reflects electricity and steam sales as electricity and thermal sales and records the cost of purchasing fuel commodities to satisfy those sales in fuel purchases and other costs of operations in the combined statement of loss and comprehensive loss. For the years ended December 31, 2016 the Company recorded the settlement of risk management derivatives as follows (in thousands):

Revenues—electricity and thermal sales	$138,550

Costs and expenses— Fuel purchases and other costs of operations	9,982

Operating income	128,568

6.2 Market and Liquidity Risk—The commodity and financing activities of GSENA, which includes the Company, are subject to the risk of changes in forward commodity prices. GSENA has established and monitors various controls to manage its risk. A risk committee composed of members of senior management meet at least monthly to analyze any transaction that is not explicitly approved by documented hedging policies.

Market risk arising from commodity derivative instruments utilized in risk management activities is assessed, measured, and managed using sensitivity analysis, together with other market risk exposure indicators.

Because the Company’s risk management activities contractually obligate it to exchange commodities and cash flows based on commodity prices at future dates, the Company is exposed to the risk that it will not be able to purchase or sell commodities at those dates to fulfill its obligations. That liquidity risk can limit the ability to mitigate market price risk exposure. The Company applies a valuation reserve to adjust the fair value of its mark-to-market commodity assets and liabilities to fair value.

6.3 Major Customers and Concentrations of Credit Risk—Credit risk relates to the risk of loss associated with nonperformance by counterparties. The Company entities transact with GSEMNA and GSEMNA transacts with third party counterparties. GSEMNA is considered a related party with the Company. As such, a significant concentration of credit risk for the Company is with GSEMNA, with a maximum exposure of $11.1 million as of December 31, 2016. The exposure does not include NPNS contracts. The Company is exposed to an insignificant amount of credit risk with utility and industrial off takers and other third party counterparties. The Company mitigates the risk of its credit exposure with GSEMNA through the use of standardized master agreements that allow for netting of exposures across commodities and termination upon the occurrence of certain events of default. These agreements allow the Company to settle accounts receivable and payable from GSEMNA on a net basis, thereby reducing a potential credit loss arising from GSEMNA.

GSEMNA is exposed to credit risk with third party counterparties. Credit exposure is monitored daily and the financial condition of counterparties is reviewed periodically. Credit enhancements, such as parental guarantees, letters of credit, and margin deposits, are utilized to limit GSEMNA’s credit exposure. GSEMNA posts broker margin and cash collateral with counterparties.

GSENA establishes credit risk policies, which are carried out by GSEMNA. Credit risk policies govern the management of credit risk and establishes controls to determine and monitor the appropriateness of these limits on an ongoing basis. GSENA’s risk mitigation tools include, but are not limited to, the use of standardized master contracts and agreements that allow for netting of exposures across commodities, and termination upon the occurrence of certain events of default.

Some of the power-generating facilities have one primary utility or industrial customer under a long-term contract. The Company does not believe that these customers represent a significant credit risk. However, changes in economic, regulatory, or other factors could have a significant effect on the Company’s contractual relationships. Successful financial operations of these plants are largely dependent on the continued performance by customers and suppliers of their obligations under the relevant power sales contract and, in particular, on the credit quality of the purchasers. If a substantial portion of the Company’s long-term power sales contracts was modified or terminated, the Company would be adversely affected to the extent that it might be unable to find other customers at the same level of contract profitability.

Furthermore, no significant past due financial asset is impaired. The Company assesses financial assets for impairment once those assets have become past due for greater than 60 days. The impairment assessment takes into account the creditworthiness of the applicable counterparty and circumstances that caused the asset to become past due.

The table shown below as of December 31, 2016 demonstrates the impacts of offsetting recognized derivative assets and liabilities as permitted when the ability and intent to settle such assets and liabilities on a net basis exists (in thousands):

	Risk Management
(In thousands)	Assets	Liabilities

Gross derivatives balances	$27,125	$42,399
Impact of netting agreements	(15,819)	(15,819)

Total net amount	$11,306	$26,580

7.                      FAIR VALUE MEASUREMENTS

The Company’s combined financial instruments and derivatives consist primarily of cash and cash equivalents, trade receivables, accounts payable, debt instruments, and commodity instruments. The book values of cash and cash equivalents, trade receivables, and accounts payable are representative of their respective fair values due to the short-term nature of these instruments.

Fair Value of Derivatives—The Company’s fair value measurements by level as of December 31, 2016 are as follows (in thousands):

	Level 1	Level 2	Level 3	Total

Fair value by level as of December 31, 2016:
Portfolio management:
Derivative assets	$9,095	$18,030	$—	$27,125
Derivative liabilities	13,184	29,215	—	42,399

Total December 31, 2016	$(4,089)	$(11,185)	$—	$(15,274)

Contract values are not presented on a net basis by counterparty as on the combined balance sheet.

In 2016 the Company did not recognize any transfers into or out of Level 1 and did not recognize any Level 3 inputs related to unobservable market data.

Fair values of Financial Instruments—The Company’s carrying value of long-term fixed-rate debt and estimated fair values of long-term fixed-rate debt as of December 31, 2016 were as follows (in thousands):

	Carrying	Fair
	Value	Value

Long-term fixed-rate debt	$40,315	$40,922

8.                      DEBT AND BORROWINGS

		Rate at
		December 31,
	Maturity	2016	2016

Affiliated debt:
Revolving line of credit related to Wharton	2017	1.71%	$8,000
Term loan related to Coleto Creek	2017	1.78	750,750
Term loan related to IPA Central	2017	1.70	295,750
Term loan related to Troy	2023	3.03	10,573
Term loan related to Armstrong	2024	2.65	13,946
Term loan related to Pleasants	2024	2.65	13,665
Term loan related to Hopewell	2020	2.28	2,131
Cash Pool	2016	1.10	162,558

Total debt before accrued interest			1,257,373

Accrued interest			875

Total debt			1,258,248

Less current portion of long-term debt			168,985

Total long-term debt			$1,089,263

8.1 Notes Payable to Affiliate—The Company has a revolving line of credit with GSENA, which has a mirrored line of credit with ENGIE CC, formerly known as GDF SUEZ CC, an affiliate, for $8.0 million at December 31, 2016. The amount outstanding under the credit lines is included in long-term debt payable to affiliates at December 31, 2016.

In 2016, the maturity date of the revolving line of credit related to Wharton was extended to 2017. GSENA repaid the Wharton note to ENGIE CC on June 30, 2016. GSENA had a note receivable from Thermal Assets for this note, until the sale described in Note 14 occurred. A cash outflow from Thermal Assets was not required.

8.2 Term Loans with Affiliate—The Company has term loans with ENGIE CC. All borrowings outstanding as of December 31, 2016 under the term loans bear interest at a fixed rate. The amounts outstanding under the term loans are included in long-term debt payable to affiliates and current portion of long-term debt payable to affiliates at December 31, 2016, as appropriate.

On February 29, 2016, Coleto Creek Power, LP (Coleto) entered into a Novation Agreement with GSENA whereby Coleto transferred, assigned, and delivered to GSENA its rights and obligations under the Loan Agreement dated February 28, 2011 with ENGIE CC. As consideration for the assignment, assumption, and novation of the Loan Agreement, Coleto entered into a loan agreement with GSENA in the amount of $750.8 million at a rate of LIBOR plus 117 bps maturing on February 28, 2017. On March 2, 2016, IPA Central, LLC (IPA Central) entered into a Novation Agreement with GSENA whereby IPA Central transferred, assigned, and delivered to GSENA its rights and obligations under the Loan Agreement dated March 2, 2011 with ENGIE CC. As consideration for the assignment, assumption, and novation of the Loan Agreement, IPA Central entered into a loan agreement with GSENA in the amount of $295.8 million at a rate of LIBOR plus 108 bps maturing on March 2, 2017.

On August 10, 2016, GSENA repaid the full amount of both novated loans to ENGIE CC using proceeds from the cash pool arrangement.

GSENA had a note receivable from Thermal Assets for the Coleto and IPA Central notes. These remained in place until the sale described in Note 14 occurred. A cash outflow from Thermal Assets was not required. The debt is presented in long-term debt payable to affiliates.

8.3 Exposure—The Company was exposed to interest rate fluctuations on approximately $1.2 billion of variable rate debt at December 31, 2016.

8.4 Scheduled Maturities—Scheduled maturities of borrowings as of December 31, 2016 are as follows (in thousands):

Years Ending
December 31	Maturities

2017	$168,985
2018	5,552
2019	5,552
2020	5,552
2021	5,315
Thereafter	12,792

Total borrowings including accrued interest	$203,748

The Coleto note, IPA Central note, and revolving line of credit with GSENA have amounts outstanding of $750.8 million, $295.8 million, and $8.0 million, respectively as of December 31, 2016, and are not included in the scheduled maturities table because they will not require a cash outflow from the Thermal Assets.

9.                      ASSET RETIREMENT OBLIGATIONS

Disposal sites and easement improvements have to be dismantled or remediated at the end of their operational lives. This obligation is the result of prevailing environmental regulations in contractual agreements or an implicit commitment. The related liability is calculated using the most appropriate technical and budget estimates. Upon initial recognition, the Company records a provision for the present value of the expected obligation at the decommission date and recognizes a dismantling asset. The amount of the provision is adjusted each year to reflect the impact of unwinding the discount or adjustments in the expected obligation based on new or updated information.

(In thousands)

Balance—at January 1, 2016	$20,297

Accretion expense	1,281

Balance—at December 31, 2016	$21,578

The Environmental Protection Agency’s Disposal of coal combustion residuals (CCR) from Electric Utilities rule, entered into the Federal Register in 2015, obligates Coleto to remediate and close the facility’s two ash ponds at the end of the facility’s useful life.

In July 2016, there was a ruling from the 5th Circuit of the US Court of Appeals that resulted in a temporary stay of the rule.  Subsequently, the Environmental Protection Agency filed for a partial remand of the Regional Haze rule and proposed a Best Available Retroactive Technology (BART) rule which contained similar requirements. Because of these uncertainties, the Company cannot yet evaluate potential impacts of the rules.

10.               COMMITMENTS AND CONTINGENCIES

10.1 Contingencies and Legal Proceedings—Contingencies correspond to conditions that exist as of the date of the combined financial statements that may result in a loss to the Thermal Assets, but which will only be resolved when one or more future events occur or fail to occur. Contingencies include outstanding lawsuits or claims for possible damages to third parties in the ordinary course of the Thermal Assets business. Such contingent liabilities are assessed by management based on available evidence and legal opinion.

The Thermal Assets are defendants in various lawsuits and proceedings. The outcome of these lawsuits and proceedings cannot be predicted with certainty and could possibly have a material adverse effect on the Thermal Assets combined balance sheet, statement of loss and comprehensive loss, and statement of cash flows. The Thermal Assets entities believe they have meritorious defenses to these matters and intend to contest all such claims, and thus the timing of potential outflows from the Thermal Assets cannot be predicted with any certainty due to both the nature of legal proceedings in general, and the procedural status of such matters specifically. The Thermal Assets has not assumed that it will be reimbursed for any potential outflows related to contingencies.

In 2016, an additional $16.8 million was accrued for a legal matter involving GSEMNA and the Federal Energy Regulatory Commission (FERC).  On February 1, 2017, the FERC approved an agreement whereby GSEMNA agreed to settle for $81.8 million.  Additionally, GSEMNA is subject to monitoring that includes submission of an annual compliance monitoring report, with the requirement of a second annual report at the FERC Office of Enforcement’s option. The payments were made by GSEMNA on February 9, 2017.

10.2 Contractual Commitments—In the ordinary course of its activities, the Company enters into long-term contracts, some of which include “take-or-pay” clauses. These consist of firm commitments to purchase (sell) specified quantities of natural gas and related services, in exchange for a firm commitment from the other party to deliver (purchase) said quantities and services. The main future commitments arising from contracts entered into by the Company at December 31, 2016 are as follows (in thousands):

		Within	1 to
	2016	1 Year	5 Years	> 5 Years

Total commitments given (purchases)	$15,163	$8,279	$6,884	$—

10.3 Operating Lease Commitments—The Company is contractually engaged in current lease obligations, whereby the Company has only lessee obligations in various arrangements. Payments made under operating leases are expensed on a straight-line basis over the lease term and are included in other operating expenses.

Operating Leases for which Thermal Assets Acts as Lessee—Coleto has an operating lease to supply the plant with water.

The following table presents future minimum lease payments as of December 31, 2016 under operating leases, which at inception had a non-cancelable term of more than one year (in thousands):

For the Years Ending
December 31,

2017	$835
2018	831
2019	827
2020	799
2021	790
Thereafter	2,899

Lease expense associated with the agreements for 2016 was approximately $0.8 million.

11.               EMPLOYEE BENEFIT PLANS

Defined Contribution Plans—GSENA maintains a defined contribution retirement plan (the “401(k) Plan”) for its employees. Under the 401(k) Plan, each participant may elect to defer taxation on a portion of his or her eligible earnings, as defined by the 401(k) Plan, by directing GSENA to withhold a percentage of such earnings. GSENA contributes 3% of each employee’s defined compensation and also matches 50% of the first 6% of each employee’s compensation contributed, subject to a cap of $265,000. The employees vest immediately in GSENA’s contributions. Expenses related to the 401(k) Plan have been allocated to indicate the amount of expense assumed by the Company for the plan. Expenses directly attributable to entities in the Company were allocated in full. Expenses attributable to entities that provide support to the Company were allocated based on a percentage of revenues. Contribution expenses for the Company were $2.2 million for the year ended December 31, 2016.

Performance Unit Plan—GSENA has a performance unit plan (the “Plan”) that provides incentive awards based on GSENA’s performance on selected financial performance measures over a three-year performance cycle. Under this program, new performance cycles begin every year and end three years later. The program is subject to renewal annually for each cycle. Payouts under the Plan are made after the completion of a given cycle and are made in cash. Expenses and liabilities related to the Plan have been allocated to indicate the amount of expense and liability assumed by the Company for the plan. Expenses and liabilities directly attributable to entities in the Company were allocated in full. Expenses attributable to entities that provide support to the Company were allocated based on a percentage of revenues, and liabilities attributable to entities that provide support to the Company were allocated based on headcount. Expenses for the Company of $3.4 million were recognized for amounts awarded under the program during 2016. The amount of liability is recorded in other current liabilities in the combined balance sheet for the Company for this Plan was $6.3 million at December 31, 2016.

Retiree Medical Plan—GSENA provides a retiree medical plan to employees upon retirement provided that, at the time of their termination, they are covered under GSENA’s medical plan, are at least 55 years of age, have completed 10 years of service, and are not a member of a collective bargaining unit. The retiree and his or her eligible spouse will be entitled to substantially the same medical and dental benefits as those available to active employees under the pension and other postretirement plan option. The cost for retiree coverage will be primarily covered by premiums paid by the retirees. Expenses and liabilities related to the medical retiree plan have been allocated to indicate the amount of expense and liability assumed by the Company for the plan. Expenses and liabilities of the plan were allocated based on a percentage of the Company headcount to total GSENA headcount. Amounts expensed in 2016 related to Thermal Assets costs of this plan were $0.1 million. A liability for the Company for the accumulated postretirement benefit obligation of $0.4 million at December 31, 2016 has been recorded in noncurrent provisions in the combined balance sheet. The decrease in the obligation during 2016 is due to a decrease in the number of active participants accruing eligibility in the plan and increases in the COBRA rate contributions.

12.               SHARE-BASED COMPENSATION

Certain employees of the Company are eligible to participate in various share-based compensation awards. The shares granted or used for the basis of the awards are those of ENGIE. The plans will remain at the ENGIE level and will not go with the Company. The total expense related to these plans for the Company was $0.3 million for the year ended December 31, 2016. The expenses related to the plans were allocated based on headcount.

13.               RELATED-PARTY TRANSACTIONS

All intercompany transactions and accounts within the Company have been eliminated. All affiliate transactions between the Company and GSENA and its subsidiaries have been included in these combined financial statements.

The Company sells power to GSEMNA. The Company recognized revenue of $829.1 million in 2016. At December 31, 2016 the receivable was $30.1 million, related to these transactions.

The Company buys fuel from GSEMNA. Thermal Assets recognized fuel expense of $456.6 million in 2016. At December 31, 2016 the payable was $10.9 million, related to these transactions. At December 31, 2016 the change in inventory balance was $14.8 million, related to these transactions.

The Company enters into contracts with GSEMNA that qualify as derivative instruments. Settlements related to these transactions were $125.7 million in 2016. At December 31, 2016 the assets from risk management activities related to these transactions was $11.1 million. At December 31, 2016 the liabilities from risk management activities related to these transactions were $19.9 million.

The Company buys fuel from GDF SUEZ Gas NA Holdings LLC (GSGNAH), a related party. The Company recognized fuel expense of $2.4 million in 2016. At December 31, 2016 the payable was $0.3 million, related to these transactions.

The Company has expenses paid on its behalf by GSENA Corporate, a related party. The Company recognized expense of $52.2 million in 2016. At December 31, 2016 there was no payable related to these transactions.

See Note 8 for discussion of debt agreements with ENGIE and affiliates.

14.               SUBSEQUENT EVENTS

Sale of Thermal Assets — On February 7, 2017, the Thermal Assets were sold to Atlas Power Finance, LLC (see Note 1).

Sale of Armstrong and Troy — On February 23, 2017, an agreement was reached with LS Power for the sale of the Armstrong and Troy facilities for $480 million in cash. The sale is expected to close in the second half of 2017.

Subsequent events have been evaluated through May 30, 2017, the date these combined financial statements were issued and concluded that, other than the items disclosed above, no additional subsequent events have occurred that would require recognition in the combined financial statements or disclosures in the notes to the combined financial statements.

******